Exhibit 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of [●], 2021, by and between FlexEnergy Green Solutions, Inc., a Delaware corporation (the “Company”), and FlexEnergy Power Solutions, LLC, a Delaware limited liability company (the “Contributor”).

WHEREAS, the Contributor owns certain interests in its subsidiaries (the “Subsidiaries”) and now desires to effect a reorganization through contributing such interests to the Company; and

WHEREAS, the Company wishes to issue to the Contributor an aggregate of [●] of the Company’s authorized but unissued Common Stock, par value $0.0001 per share (“Common Stock”) in exchange for the contribution by the Contributor of the interests set forth on Schedule I attached to this Agreement (collectively, the “Contributed Interests”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.            Issuance of Stock.

(a)            Contribution; Issuance of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue to the Contributor the number of shares of Common Stock set forth on Schedule I, and in exchange Contributor agrees to contribute, transfer and assign to the Company the number and type of Contributed Interests set forth on Schedule I. The Shares of Common Stock issued to the Contributor pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

(b)            Closing; Delivery.

(i)            The closing of the contribution of Contributed Interests in exchange for shares of Common Stock (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof. At the Closing, the Contributor shall contribute to the Company the number and type of Contributed Interests set forth opposite the name of the Contributor on Schedule I under the column labeled “Contributed Interests” in exchange for the issuance by the Company to the Contributor of the shares of Common Stock set forth opposite the name of the Contributor on Schedule I under the column labeled “Company Common Stock”.

(ii)            At the Closing, the Contributor shall deliver to the Company duly executed stock powers and any other transfer documents required to transfer such Contributed Interests to the Company at the Closing.

(c)            Tax Treatment. The Contributor and the Company intend that the contribution of the Contributed Interests to the Company by the Contributor in exchange for shares of Common Stock be treated as a tax free contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and agree to treat the contribution as such for all federal, state and local income tax purposes and further agree to not take any position that is inconsistent with such treatment unless required by applicable law.

2.            Additional Covenants.

(a)            Limitation on Additional Company Liens. Without the written consent of the Contributor, so long as the “Parent Loan Notes” (as defined in the Credit Agreement dated February 8, 2019 by and among Flex Leasing Power & Service LLC, Flex Leasing Power & Service ULC and Texas Capital Bank, National Association (as thereafter and hereafter amended and/or restated, the “TCB Credit Agreement”)) remain outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(i)            existing Liens;

(ii)            Liens in favor of the “Secured Parties” or “Administrative Agent” for the benefit of “Secured Parties” (as such terms are defined in the TCB Credit Agreement);

(iii)            encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real Property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Company or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(iv)            Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of the Company or any of its Subsidiaries;

(v)            Liens of landlords, vendors, mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations incurred in the ordinary course of business that are not yet due or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of the Company or any of its Subsidiaries;

(vi)            Liens resulting from good faith deposits to secure payments of workmen’s compensation, unemployment insurance or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(vii)            normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection;

(viii)            purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(ix)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums;

(x)            purchase money Liens on specific Property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased Property;

(xi)            Liens granted by the Company with respect to any loans or advances to the Company or any of its Subsidiaries (A) by the Contributor, or (B) by any beneficial owner of a 10% or greater ownership interest in the Contributor, with the written consent of the Contributor; and

(xii)            other Liens securing Debt not to exceed $500,000 in the aggregate at any time outstanding.

For purposes of the foregoing,

(A)            “Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP;

(B)            “Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; and (o) all obligations of such Person in respect of Disqualified Equity Interests;

(C)            “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period;

(D)            “Lien” means, as to any Property of any Person, (I)  any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property and (II) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor;

(E)            “Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture, governmental authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns;

(F)            “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person;

(G)            “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Company; and

(H)            Other capitalized terms used in this Section 2(a) but otherwise defined herein have the meanings given in the TCB Credit Agreement.

(b)            Use of Proceeds by the Contributor. The Contributor agrees that the proceeds (net of any transaction expenses) from the Contributor’s sale of any Shares (including any additional securities or proceeds received in connection with any stock split, stock dividend, spin-off, split-off, merger, recapitalization or other similar transaction with respect to the Shares) shall first be applied to the repayment and discharge of the Contributor’s then-outstanding obligations under the “Parent Loan Notes” (as defined in the TCB Credit Agreement) and/or the redemption and termination of the Contributor’s then-outstanding Series B Units and Series B-1 Units until no such Parent Loan Notes, Series B Units or Series B-1 Units remain outstanding.

3.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Contributor that the following representations are true and correct as of the date hereof.

(a)            Organization, Good Standing, Corporate Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (i) enter into this Agreement and to perform its obligations hereunder, and (ii) issue, sell and deliver the Shares to be issued, sold and delivered to the Contributor at the Closing.

(b)            Capitalization. Immediately prior to the Closing, the authorized capital of the Company consists of (i) 100,000,000 shares of Common Stock, none of which are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued and outstanding.

(c)            Authorization. All action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into the this Agreement and to issue the Shares at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement, and the issuance and delivery of the Shares, has been taken. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)            Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances and restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Contributor. Assuming the accuracy of the representations of the Contributor in Section 3, the Shares will be offered, issued and sold in compliance with all applicable federal and state securities laws, and it is not necessary in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement to register the offer or sale of any of the Shares by the Company under any applicable federal or state securities laws.

(e)            No General Solicitation. Neither the Company, nor any of its officers, directors, employees or agents, has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation or (ii) published any advertisement in connection with the offer and sale of the Shares.

(f)            No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) (“Disqualification Events”) under the Securities Act of 1933, as amended (the “Securities Act”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. For purposes of this Section 3(c), “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer or other officer participating in the sale of the issuance of the Shares; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the issuance of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the issuance of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the issuance of the Shares of any Solicitor or general partner or managing member of any Solicitor.

4.            Representations and Warranties of the Contributor. The Contributor hereby represents and warrants to the Company that the following representations are true and correct as of the date hereof and as of the Closing:

(a)            Organization, Good Standing, Company Power and Authority. The Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)            Title to Contributed Interests. The Contributor is the owner of record and has good and marketable title free and clear of all liens to the Contributed Interests set forth opposite the Contributor’s name on Schedule I, free and clear of any and all liens. The Contributor is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require the Contributor to sell, transfer or otherwise dispose of all or a portion of such Contributed Interests.

(c)            Full Ownership Interests. The Contributed Interests constitute all of the outstanding ownership and voting interests of FlexEnergy, Inc., a Delaware corporation, and Flex Leasing Power & Service LLC, a Delaware limited liability company.

(d)            Investigation.

(i)            The Contributor has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. The Contributor further represents that the Contributor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company, and answers have been provided to all such questions to the full satisfaction of the Contributor.

(ii)            The Contributor acknowledges the Contributor is able to fend for itself, can bear the economic risk of Contributor’s investment, and has such knowledge and experience in financial or business matters that the Contributor is capable of evaluating the merits and risks of the investment in the Shares. The Contributor has completed the Contributor’s own analysis with respect to the terms of this Agreement, and to the extent the Contributor believes such discussion necessary, discussed this Agreement with Contributor’s legal, tax and financial advisers.

(iii)            Except for the representations and warranties of the Company in Section 2, the Contributor has not relied on any representations, warranties or other information (whether oral or written) from the Company or any of its managers, officers, equityholders, employees, agents or affiliates.

(e)            Accredited Investor. The Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(f)            No “Bad Actor” Disqualification. The Contributor has exercised reasonable care to determine whether any Covered Person is subject to any Disqualifications Events described in Rule 506(d)(1)(i) to (viii) under the Securities Act. To the Contributor’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. For purposes of this Section 4(f), “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Contributor; any predecessor or affiliate of the Contributor; any beneficial owner of 20% or more of the Contributor’s outstanding voting equity securities, calculated on the basis of voting power; or any director, executive officer or other officer thereof.

5.            Miscellaneous.

(a)            Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Contributor contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Contributor or the Company.

(b)            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)            Amendments. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Contributor. Any amendment or waiver effected in accordance with this Section 4(c) shall be binding upon the Contributor and each transferee of the Shares, each future holder of all such securities, and the Company.

(d)            Equitable Remedies. The parties agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach hereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the Company and the Contributor and to enforce specifically such terms and provisions of this Agreement against the Company and the Contributor party, as applicable, in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to hereunder and at law or in equity.

(e)            Further Actions. Each party agrees to perform all further acts and execute, acknowledge, or deliver any instruments or documents and to perform such additional acts that are not inconsistent with the terms set forth in this Agreement as may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

(f)            Counterparts; Electronic Signature. This Agreement may be executed and delivered by facsimile transmission, .pdf or other digital or electronic means, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)            Entire Agreement; Severability. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(h)            Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(i)            Dispute Resolution; Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the State of Delaware and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction in the State of Delaware.

(j)            Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(J).

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IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

COMPANY:

FlexEnergy Green Solutions, Inc.

By:

Name:

Title:

[Signature page to Contribution Agreement]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

CONTRIBUTOR

FlexEnergy Power Solutions, LLC

By:

Name:

Title:

[Signature page to Contribution Agreement]

SCHEDULE I

SCHEDULE OF CONTRIBUTED INTERESTS

Contributor	Contributed Interests	Company Common Stock
FlexEnergy Power Solutions, LLC	1,410,375 shares of Class A Common Stock of FlexEnergy, Inc. 100% Membership Interest of Flex Leasing Power & Service LLC	[●] Shares of FlexEnergy Green Solutions, Inc.